Exhibit 99.1

Press

Release

Contact:	Mark E. Patten, Sr. Vice President and CFO
mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS EARNINGS OF $1.21 PER SHARE FOR THE FIRST QUARTER OF 2019

DAYTONA BEACH, Fla. – April 16, 2019  –  Consolidated-Tomoka Land Co. (NYSE American: CTO) (the “Company”) today announced its operating results and earnings for the quarter ended March 31, 2019.

QUARTER HIGHLIGHTS

Land Holdings

Closed Transaction: one land sale of approximately 10 acres for a sales price of $3.3 million, or approximately  $333,000 per acre, for a gain of approximately $2.3 million, or $0.32 per share, after tax.

Land Pipeline:  fifteen (15)  contracts; more than 3,200 acres, or approximately 60%;  potential proceeds of more than  $93 million, or average sales price of approximately $29,000 per acre.

Income Property Portfolio

First quarter 2019 revenues increased approximately 16% over the same period in 2018.

Sold one multi-tenant income property, located in Sarasota, Florida for a sales price of approximately $24.6 million for a gain of approximately $6.9 million, or $0.96 per share, after tax.

Share Repurchase Program

In January 2019 the Board authorized a  $10 million increase to stock buyback program.

From January 1, 2019 through March 31, 2019: Repurchased 70,708 shares for approximately $4.1 million; average purchase price of $58.34 per share.

Book Value Per Share

Book value per share totaled  $39.72 as of March 31, 2019;  increase of $0.77 per share, or 2%, compared to year-end 2018.

SUBSEQUENT EVENTS

On April 10, 2019, the Company repurchased 320,741 shares of the Company’s common stock (the “Block Share Repurchase”), or approximately 6% of the Company’s outstanding shares, for approximately $18.4 million, as part of the disposition of the entire position owned by its largest shareholder.

The Block Share Repurchase was completed outside of the Company’s existing $10 million buyback program.

Income Property Update

The following table provides a summary of the Company’s income property portfolio as of March 31, 2019 compared with the portfolio as of March 31, 2018:

	# of Properties		Total Square Feet		Average Remaining Lease Term (Yrs.)
Property Type	2019	2018	2019	2018	2019	2018
Single-Tenant	40	29	1,829,276	1,561,053	9.4	9.6
Multi-Tenant	6	7	472,574	531,915	4.3	3.9
Total / Wtd. Avg.	46	36	2,301,850	2,092,968	8.4	8.0

Land Pipeline Update

As of April  15, 2019, the Company’s pipeline of potential land sales transactions includes the following fifteen (15) potential transactions with thirteen (13) different buyers, representing over 3,200 acres or approximately 60% of our remaining approximately 5,400 acres of land holdings:

	Transaction (Buyer)	Acres	Amount ($000’s)	Price Per Acre ($ Rounded)	Estimated Timing
1	Residential (SF) – Parcel A – West of I-95	1,599	$27.0mm	$17,000	’19 - ‘20
2	Residential (SF) – ICI Homes – West of I-95	1,016	$21.5mm	$21,000	‘19
3	Commercial/Medical Office – East of I-95	32	$8.1mm	$253,000	’19 - ‘20
4	Residential (MF) – East of I-95	38	$6.1mm	$161,000	Q4 ’19
5	Commercial/Residential – Unicorp Dev. – East of I-95	31	$4.6mm	$148,000	’19 - ‘20
6	Commercial/Residential – East of I-95	12	$4.5mm	$375,000	’19 - ‘20
7	Residential (MF) – East of I-95	23	$4.0mm	$174,000	’19 - ‘20
8	Commercial/Residential – Unicorp Dev. – East of I-95	14	$3.8mm	$271,000	’19 - ‘20
9	Commercial/Residential – NADG – East of I-95	13	$3.0mm	$231,000	’19
10	Residential (Sr. Housing) – East of I-95	13	$2.6mm	$200,000	’19 - ‘20
11	Residential (SF) - West of I-95	98	$2.6mm	$27,000	’19 - ‘20
12	Residential (MF)/Retail – East of I-95	19	$2.0mm	$105,000	‘20
13	Residential (SF) – ICI Homes – West of I-95	146	$1.7mm	$11,000	’19
14	Borrow Pit – West of I-95	149	$1.6mm	$11,000	’19 - ‘20
15	Compensating Storage Pond – East of I-95	38	$0.7mm	$19,000	’19
	Totals (Average)	3,241	$93.7mm	$29,000

As noted above, these agreements contemplate closing dates ranging from 2019 through fiscal year 2020, and although we anticipate that some of the transactions may close in 2019,  some of the buyers may not be contractually obligated to close until after 2019. Each of the transactions are in varying stages of due diligence by the various buyers including, in some instances, making submissions to the planning and development departments of the City of Daytona Beach, pursuing permitting activities with other applicable governmental authorities including wetlands permits from the St. John’s River Water Management District and the U.S. Army Corps of Engineers,  conducting traffic analyses to determine potential road impact requirements with the Florida Department of Transportation, and negotiating other matters with Volusia County. In addition to other customary closing conditions, the majority of these transactions are conditioned upon the receipt of approvals or permits from those various governmental authorities, as well as other matters that are beyond our control. If such approvals are not obtained or costs to meet governmental requirements or obligations are too high, the prospective buyers may have the ability to terminate their respective agreements prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms thereof, including the sales price.

Debt Summary

The following table provides a summary of the Company’s long-term debt as of March 31, 2019:

Component of Long-Term Debt	Principal	Interest Rate	Maturity Date
Revolving Credit Facility	$79.84 million	30-day LIBOR + 1.50% – 2.20%	September 2021
Mortgage Note Payable (1)	$24.39 million	3.17%	April 2021
Mortgage Note Payable	$30.00 million	4.33%	October 2034
Convertible Senior Notes	$75.00 million	4.50%	March 2020
Total Debt/Weighted-Average Rate	$209.23 million	4.13%

(1)	Utilized interest rate swap to achieve fixed interest rate of 3.17%

On April 10, 2019, the Company funded the Block Share Repurchase utilizing approximately $18.4 million of capacity on its Revolving Credit Facility (as part of a $20 million draw) to acquire 320,741 shares from the Company’s largest shareholder.

OPERATING RESULTS

1st Quarter ended March 31, 2019 (compared to same period in 2018):

		Increase (Decrease)
	For the Quarter	vs Same Period in 2018	vs Same Period in 2018 (%)
Net Income Per Share (basic)	$1.21	$(0.76)	-39%
Operating Income ($ millions)	$11.72	$(5.39)	-32%

		Increase (Decrease)
Operating Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2018 ($000’s)	vs Same Period in 2018 (%)
Income Properties	$10,724	$1,518	16%
Interest Income from Commercial Loan Investments	-	(301)	-100%
Real Estate Operations	3,535	(10,455)	-75%
Total Revenues	$14,259	$(9,238)	-39%

The operating results in the 1st Quarter ended March 31, 2019 benefited from an 11% reduction in general and administrative expenses as noted in the following summary (compared to the same period in 2018):

		Increase (Decrease)
	G&A for	Vs. Same Period	Vs. Same Period
	the Quarter	in 2018	in 2018
General and Administrative Expenses	($000's)	($000's)	(%)
Recurring General and Administrative Expenses	$1,890	$57	3%
Non-Cash Stock Compensation	539	71	15%
Shareholder and Proxy Matter Legal and Related Costs	73	(450)	-86%
Total General and Administrative Expenses	$2,502	$(322)	-11%

2019 Guidance

The following summary provides the Company’s guidance for the full year ending December 31, 2019:

	Q1 2019 Actual	Guidance for FY 2019
Earnings Per Share (Basic) (1) (2)	$0.25	$6.75 - $7.50
Earnings from Dispositions	$0.96	$2.25 - $2.75
Acquisition of Income-Producing Assets	-	$80mm - $120mm
Target Investment Yields (Initial Yield – Unlevered)	-	5.75% - 7.25%
Disposition of Income-Producing Assets (Sales Value)	$24.6mm	$50mm - $100mm
Target Disposition Yields	5.15%	7.50% - 8.50%
Land Transactions (Sales Value)	$3.3mm	$50mm - $70mm
Leverage Target (as % of Total Enterprise Value)	39%	40%

(1)	Reaching full year target heavily dependent upon closing of certain land transactions
(2)

Excludes EPS from the disposition of the multi-tenant property in Sarasota, Florida completed in Q1 2019, and potential EPS from the disposition of other multi-tenant income properties included in the 2019 guidance.

1st Quarter Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the quarter ended March 31, 2019 on Wednesday,  April 17, 2019, at 9:00 a.m. eastern time. Shareholders and interested parties may access the earnings call via teleconference or webcast:

Teleconference: USA (Toll Free)	1-888-317-6003
International:	1-412-317-6061
Canada (Toll Free):	1-866-284-3684

Please dial in at least fifteen minutes prior to the scheduled start time and use the code 5412999 when prompted.

A webcast of the call can be accessed at: http://services.choruscall.com/links/cto190417.html.

To access the webcast, log on to the web address noted above or go to http://www.ctlc.com and log in at the investor relations section. Please log in to the webcast at least ten minutes prior to the scheduled time of the Earnings Call.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns, as of April  16, 2019, a portfolio of income investments in diversified markets in the United States including approximately 2.3 million square feet of income properties, as well as approximately 5,400 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentation for the quarter ended March 31, 2019, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.

Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the completion of 1031 exchange transactions, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018,  as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31, 2019	December 31, 2018
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$392,552,156	$392,520,783
Other Furnishings and Equipment	730,878	728,817
Construction in Progress	46,017	19,384
Total Property, Plant, and Equipment	393,329,051	393,268,984
Less, Accumulated Depreciation and Amortization	(26,737,672)	(24,518,215)
Property, Plant, and Equipment—Net	366,591,379	368,750,769
Land and Development Costs	25,745,482	25,764,633
Intangible Lease Assets—Net	42,315,994	43,555,445
Assets Held for Sale	59,078,667	75,866,510
Investment in Joint Venture	6,797,549	6,788,034
Impact Fee and Mitigation Credits	447,596	462,040
Cash and Cash Equivalents	2,682,205	2,310,489
Restricted Cash	1,336,361	19,721,475
Refundable Income Taxes	—	225,024
Other Assets	13,512,025	12,885,453
Total Assets	$518,507,258	$556,329,872
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$990,363	$1,036,547
Accrued and Other Liabilities	4,268,927	5,197,884
Deferred Revenue	6,622,253	7,201,604
Intangible Lease Liabilities—Net	26,697,074	27,390,350
Liabilities Held for Sale	1,641,985	1,347,296
Income Taxes Payable	1,465,653	—
Deferred Income Taxes—Net	55,880,337	54,769,907
Long-Term Debt	206,991,712	247,624,811
Total Liabilities	304,558,304	344,568,399
Commitments and Contingencies
Shareholders’ Equity:
Common Stock – 25,000,000 shares authorized; $1 par value, 6,072,588 shares issued and 5,386,623 shares outstanding at March 31, 2019; 6,052,209 shares issued and 5,436,952 shares outstanding at December 31, 2018	6,012,993	5,995,257
Treasury Stock – 685,965 shares at March 31, 2019; 615,257 shares at December 31, 2018	(36,470,196)	(32,345,002)
Additional Paid-In Capital	24,817,328	24,326,778
Retained Earnings	219,231,100	213,297,897
Accumulated Other Comprehensive Income	357,729	486,543
Total Shareholders’ Equity	213,948,954	211,761,473
Total Liabilities and Shareholders’ Equity	$518,507,258	$556,329,872

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2019	2018
Revenues
Income Properties	$10,724,418	$9,205,727
Interest Income from Commercial Loan Investments	-	300,999
Real Estate Operations	3,534,901	13,990,517
Total Revenues	14,259,319	23,497,243
Direct Cost of Revenues
Income Properties	(1,932,488)	(1,869,029)
Real Estate Operations	(1,625,269)	(1,540,834)
Total Direct Cost of Revenues	(3,557,757)	(3,409,863)
General and Administrative Expenses	(2,501,620)	(2,823,548)
Depreciation and Amortization	(3,346,287)	(3,796,823)
Total Operating Expenses	(9,405,664)	(10,030,234)
Gain on Disposition of Assets	6,869,957	3,650,858
Operating Income	11,723,612	17,117,867
Investment Income	38,755	12,312
Interest Expense	(2,923,229)	(2,561,465)
Income from Continuing Operations Before Income Tax Expense	8,839,138	14,568,714
Income Tax Expense from Continuing Operations	(2,210,802)	(3,558,599)
Net Income from Continuing Operations	6,628,336	11,010,115
Loss from Discontinued Operations (Net of Income Tax)	(160,237)	(97,816)
Net Income	$6,468,099	$10,912,299

Weighted Average Common Shares Outstanding:
Basic	5,345,870	5,530,864
Diluted	5,345,870	5,561,900

Per Share Information:
Income from Continuing Operations	$1.24	$1.99
Loss from Discontinued Operations	(0.03)	(0.02)
Basic Net Income Per Share	$1.21	$1.97

Income from Continuing Operations	$1.24	$1.98
Loss from Discontinued Operations	(0.03)	(0.02)
Diluted Net Income Per Share	$1.21	$1.96

Dividends Declared and Paid	$0.10	$0.06